Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Sandy Fabre
August 4, 2011		Nordstrom, Inc.
(206) 233-6563

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports July Sales

SEATTLE, Wash. (August 4, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported a 6.6 percent increase in same-store sales for the four-week period ended July 30, 2011 compared with the four-week period ended July 31, 2010. Preliminary total retail sales of $993 million for July 2011 increased 11.5 percent compared with total retail sales of $890 million for the same period in fiscal 2010.

Through July 30th, Nordstrom same-store sales for the Anniversary Sale increased 6.7 percent compared with the same period last year. The Anniversary Sale, which typically makes July the second-largest sales month of the year, ended Sunday, July 31st and had similar timing and duration as last year’s event.

Second quarter same-store sales increased 7.3 percent compared with the same period in fiscal 2010. Preliminary second quarter total retail sales of $2.72 billion increased 12.4 percent compared with total retail sales of $2.42 billion for the same period in fiscal 2010.

Year-to-date same-store sales increased 6.9 percent compared with the same period in fiscal 2010. Preliminary year-to-date total retail sales of $4.95 billion increased 12.2 percent compared with total retail sales of $4.41 billion for the same period in fiscal 2010.

SALES RECORDING

To hear Nordstrom’s pre-recorded July sales message, please dial (402) 220-6036. This recording will be available for one week.

JULY SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2011(1)	Fiscal 2010	Percent Increase	Total	Nordstrom(2)	Nordstrom Rack
July	$993	$890	11.5%	6.6%	7.1%	3.9%

Second Quarter	$2,716	$2,417	12.4%	7.3%	7.9%	4.8%

Year-to-date	$4,945	$4,407	12.2%	6.9%	7.8%	3.0%

Number of stores	7/30/11	7/31/10
Nordstrom(3)	116	114
Nordstrom Rack and other	98	79

Total(3)	214	193

Gross square footage	24,298,000	23,343,000

(1)Includes sales made through HauteLook, Nordstrom’s online private sale subsidiary.

(2) Nordstrom, formerly referred to as “Multi-channel,” includes Nordstrom full-line stores and Direct.

(3)Includes the Nordstrom full-line store at Circle Centre in Indianapolis, Ind. that was closed on July 31, 2011.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

Second Quarter Earnings Release	Thurs., August 11, 2011
August Sales Release	Thurs., September 1, 2011
September Sales Release	Thurs., October 6, 2011
October Sales Release	Thurs., November 3, 2011

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 213 stores located in 29 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 Nordstrom full-line stores, 95 Nordstrom Rack stores, two Jeffrey boutiques and one clearance store. Nordstrom serves customers through its online presence at Nordstrom.com and through its catalogs. Nordstrom also operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, consumer preferences and fashion trends; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; disruptions in our supply chain; the geographic locations of our stores; public health concerns and the resulting impact on consumer spending patterns, supply chain and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and number of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, and our Form 10-Q for the fiscal quarter ended April 30, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

###